Exhibit 99.1

ION reports fourth quarter and full year 2020 results

Fourth quarter revenues increased 68% sequentially and backlog increased for second consecutive quarter driven by strategic entry into 3D new acquisition multi-client market and commercialization of Gemini extended frequency source

HOUSTON – February 10, 2021 – ION Geophysical Corporation (NYSE: IO) today reported net revenues of $27.3 million in the fourth quarter 2020, a 68% increase compared to $16.2 million in the third quarter and a 36% decrease compared to $42.7 million one year ago. At December 31, 2020, backlog, which consists of commitments for multi-client programs and proprietary imaging and reservoir services work, was $19.7 million or 11% higher sequentially and 4% higher versus last year.

Net loss attributable to ION for the fourth quarter 2020 was $13.1 million, or a loss of $0.92 per share, compared to $14.5 million, or a loss of $1.02 per share in the fourth quarter 2019. Excluding special items in both periods, the Company reported an Adjusted net loss the fourth quarter 2020 of $6.2 million, or a loss of $0.43 per share, compared to $5.7 million or a loss of $0.40 per share in the fourth quarter 2019. The Company reported Adjusted EBITDA of $1.1 million for the fourth quarter 2020, a decrease from $9.2 million one year ago. A reconciliation of special items to the reported financial results can be found in the tables of this press release.

Net revenues for the full year 2020 were $122.7 million compared to $174.7 million in 2019. The net loss attributable to ION for the full year 2020 was $37.2 million, or a loss of $2.61 per share, compared to $48.2 million, or a loss of $3.41 per share in 2019. Excluding special items in both periods, Adjusted net loss for the full year 2020 was $30.1 million, or a loss of $2.11 per share, compared to $33.9 million, or a loss of $2.40 per share in 2019. While full year 2020 revenues declined by $52.0 million, net loss improved by $11.0 million primarily due to the over $38.0 million of structural changes and associated cost reductions implemented during the first half of 2020. The Company reported Adjusted EBITDA of $17.6 million for 2020, compared to $31.9 million for 2019.

At December 31, 2020, the Company’s total liquidity of $44.9 million consisted of $37.5 million of cash (including net revolver borrowings of $22.5 million) and $7.4 million of remaining available borrowing capacity under the revolving credit facility. The Company's $120.6 million Second Lien Notes, which mature on December 15, 2021, are now classified as a current liability. As anticipated, this current liability classification triggered a going concern issue for ION.

To address the upcoming maturity of the Second Lien Notes, ION executed a restructuring agreement in late December, supported by a majority of bondholders. Once complete, this deal would extend the bond maturity by four years to December 2025 with a lower 8% interest rate and is strategically structured via the conversion feature to reduce the Company's financial leverage as ION continues to execute its strategy in the next couple of years. In addition, shareholders have the opportunity to participate in a concurrent rights offering to minimize dilution from the transactions. In connection with the restructuring transactions, a Special Meeting is scheduled on February 23, 2021 to seek shareholder approval to, among other things, increase the number of our authorized shares available for issuance required to execute the deal. The Company currently anticipates the completion of these transactions by the end of March 2021. For additional information, including the dilutive impact of the transactions on current shareholders, please see the press release issued on December 23, 2020 and the proxy statement for a Special Meeting of shareholders filed with the SEC on January 22, 2021.

Chris Usher, the Company’s President and Chief Executive Officer, commented, “We delivered substantial sequential improvement in our revenue and earnings in the fourth quarter. During the second half of the year, we began to fully benefit from the refocused strategy, restructuring and cost reductions we outlined in early 2020, which helped partially mitigate the impact of reduced E&P spending triggered by the pandemic across the oilfield service market. While our annual revenue decline is consistent with the reduction in E&P spending, our net loss improved by $11.0 million year-over-year, primarily due to the previously mentioned strategic structural changes and associated cost reductions.

“I am pleased with the progress ION made this year executing the Company's refined strategy in spite of unprecedented macroeconomic disruptions. More specifically, we successfully acquired the initial phase of our Mid North Sea High 3D multi-client program and built backlog for the significantly larger second phase this summer. We commercialized our proprietary Gemini™ extended frequency source technology, a key ingredient for improving 3D subsurface imaging in complex geological settings, where some of the most attractive E&P investment areas reside. The combination of our strategic entry into the 3D new acquisition multi-client market and commercialization of Gemini enabled us to increase our backlog during the last two quarters, reversing several consecutive quarters of steady decline. We continued to build on our portfolio of low cost, high return 3D reimaging programs and started benefitting commercially from the global 2D data collaboration we signed with PGS. In addition, we installed our first Marlin™ SmartPort system, demonstrated several new valuable use cases through pilot projects outside of our core seismic market and won a highly competitive tender for 17 additional ports. We continued to build our sales pipeline to optimize port operations and maritime energy logistics and plan to convert a portion of these opportunities to revenue in 2021. From a corporate perspective, we also settled our decade-long patent litigation with WesternGeco, announced the divestiture of ION's non-strategic equity interest in the INOVA joint venture, and are in the process of executing an agreement to extend our bond maturity four years to 2025.

“Looking ahead, while we expect the market will remain challenging in the near-term, there have been a number of positive developments. Oil prices have rebounded to their highest levels in a year and the energy industry has started to recover. While clients are still setting budgets, analysts expect the offshore E&P market to modestly improve in 2021 as the year unfolds and the digitalization trend to continue growing at a rapid pace.

 “While the energy industry will remain important to ION, we are diversifying into attractive new markets where our technology and capability have the potential to create value. We have recrafted ION's platform for growth, including recent realignments within our executive management team to more effectively map our strengths to the evolving industry dynamics. We are highly attuned to the industry's driving themes and rapid pace of change, and we are developing new offerings that capitalize on our strengths and address key industry needs associated with the energy transition such as portfolio rebalancing, environmental compliance, sustainability and digitalization.”

fourth QUARTER 2020

The Company's segment revenues for the fourth quarter were as follows (in thousands):

	Three Months Ended December 31,
	2020	2019	% Change
E&P Technology & Services	$19,934	$29,711	(33)%
Operations Optimization	7,361	12,998	(43)%
Total	$27,295	$42,709	(36)%

E&P Technology & Services segment revenues were $19.9 million for fourth quarter 2020 compared to $29.7 million for fourth quarter 2019. Within the E&P Technology & Services segment, multi-client revenues were $17.2 million, a decrease of 27%. The decline in multi-client revenues was primarily due to delays in new program activity as well as reduced E&P spending levels. Imaging and Reservoir Services revenues were $2.8 million, a 55% decrease from fourth quarter 2019 due to lower proprietary tender activity, and consistent with our strategy to preferentially utilize these resources to generate higher margin multi-client reimaging products.

Operations Optimization segment revenues were $7.4 million for fourth quarter 2020 compared to $13.0 million for fourth quarter 2019. Within the Operations Optimization segment, Optimization Software & Services revenues were $3.3 million, a 39% decline from the fourth quarter 2019 due to reduced seismic activity and associated services demand resulting from COVID-19. Devices revenues were $4.0 million, a 46% decline due to lower sales of towed streamer equipment spares and repairs.

Consolidated gross margin for the quarter was 27% compared to 12% in the fourth quarter 2019. Excluding special items in both periods, consolidated gross margin for the quarter, as adjusted, was 27% compared to 34% in  the fourth quarter 2019. The decrease in consolidated gross margin, as adjusted, resulted from decline in revenues.

Consolidated operating expenses were $11.7 million, compared to $15.1 million in the fourth quarter 2019. The decrease in operating expenses were primarily due reduced commission expenses resulting from lower fourth quarter 2020 revenues and, to a lesser extent, the effect of our cost reductions implemented during the first half of 2020. Operating margin was (16)%, compared to (23)% in the fourth quarter 2019. Excluding special items in both periods, operating margin, as adjusted, for the quarter was (17)% compared to (1)% in  the fourth quarter 2019, resulting from decline in revenues.

Income tax expense was $5.6 million for fourth quarter 2020 compared to $0.1 million for fourth quarter 2019. The income tax expense includes $8.5 million of non-cash valuation allowance established against our previously recognized deferred tax assets in our non-U.S. businesses. This additional valuation allowance was established due to the Company’s going concern conclusion.

FULL YEAR 2020

The Company's segment revenues for the full year were as follows (in thousands):

	Years Ended December 31,
	2020	2019	% Change
E&P Technology & Services	$91,767	$125,578	(27)%
Operations Optimization	30,907	49,101	(37)%
Total	$122,674	$174,679	(30)%

E&P Technology & Services segment revenues were $91.8 million for 2020 compared to $125.6 million for 2019. Within the E&P Technology & Services segment, multi-client revenues were $76.6 million, a decrease of 26%. This decline was primarily driven by decreased new venture revenues due to delays in new program activity this year, and to a lesser extent, a decrease in data library revenues primarily due to reduced E&P spending levels. The COVID-19 travel and border restrictions impacted the timing and availability of crews for new acquisition programs and delayed access to existing data for new reimaging programs. Imaging and Reservoir Services revenues were $15.2 million, a decrease of 33% due to lower proprietary tender activity and consistent with our strategy to preferentially utilize these resources to generate higher margin multi-client reimaging products.

Operations Optimization segment revenues were $30.9 million for 2020 compared to $49.1 million for 2019. Within the Operations Optimization segment, Optimization Software & Services revenues were $14.1 million, a decrease of 39% from 2019. The decrease in Optimization Software & Services revenues for the full year was the result of COVID-19 related reduced seismic activity and associated services demand. Devices revenues were $16.8 million, a 35% decrease from 2019, driven by decreased sales of towed streamer equipment spares and repairs.

Consolidated gross margin was consistent at 34% in 2020 and 2019. Gross margin in E&P Technology & Services was 32% compared to 28% in 2019. Excluding special items in both periods, gross margin in E&P Technology & Services, as adjusted, was 33% compared to 36% in 2019. The decrease in E&P Technology & Services gross margin, as adjusted primarily resulted from decline in revenues. Operations Optimization gross margin was 40% compared to 50% in 2019 primarily resulting from the decline in revenues.

Consolidated operating expenses were $56.2 million compared to $84.5 million in 2019. The decrease in operating expenses was due primarily to the over $38.0 million of structural changes and associated cost reductions implemented during the first half of 2020. Operating margin was (12)% in 2020 compared to (14)% in 2019. Excluding special items in both periods, operating margin, as adjusted, for the quarter was (4)% compared to (6)% in the fourth quarter 2019.

Income tax expense in 2020 was $15.6 million compared to $8.1 million in 2019. The income tax expense includes a $10.7 million non-cash valuation allowance established against our previously recognized deferred tax assets in our non-U.S. businesses. Of this amount, $8.5 million relates to the additional valuation allowance established in the fourth quarter due to the Company’s going concern conclusion. Excluding the valuation allowance, the Company’s income tax expense primarily relates to results generated by its non-U.S. businesses in Latin America.

CONFERENCE CALL

The Company has scheduled a conference call for Thursday, February 11, 2020, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (833) 362-0195 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 18, 2021. To access the replay, dial (855) 859-2056 and use pass code 8154095. Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.

About ION

ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.

Contact

Mike Morrison

Executive Vice President and Chief Financial Officer

+1.281.879.3615

Registration statements relating to the securities to be offered in the exchange offer and the rights offering in connection with the restructuring transactions have been filed with the Securities and Exchange Commission, but have not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statements become effective.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction.  The exchange offer and the rights offering will be made only by means of a prospectus.  Copies of each such prospectus, when they become available, will be distributed, as applicable, to our bondholders and shareholders and may also be obtained free of charge at the website maintained by the SEC at or by contacting the appropriate agent for the offerings.  Contact information for such agents will be provided when available.

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; our ability to complete the Restructuring Transactions and other related matters in a timely manner, if at all; and political, execution, regulatory, and currency risks. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2019, filed on February 6, 2020 and our Form S-1 and S-4, filed on January 29, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Service revenues	$20,113	$30,755	$93,347	$131,280
Product revenues	7,182	11,954	29,327	43,399
Total net revenues	27,295	42,709	122,674	174,679
Cost of services	16,022	21,588	63,055	83,519
Cost of products	3,833	6,810	16,795	22,066
Impairment of multi-client data library	—	9,072	1,167	9,072
Gross profit	7,440	5,239	41,657	60,022
Operating expenses:
Research, development and engineering	3,022	3,604	12,965	19,025
Marketing and sales	2,787	5,763	11,675	23,207
General, administrative and other operating expenses	5,910	5,699	27,456	42,249
Impairment of goodwill	—	—	4,150	—
Total operating expenses	11,719	15,066	56,246	84,481
Loss from operations	(4,279)	(9,827)	(14,589)	(24,459)
Interest expense, net	(3,501)	(3,696)	(13,805)	(13,074)
Other income (expense), net	223	(679)	6,898	(1,617)
Loss before income taxes	(7,557)	(14,202)	(21,496)	(39,150)
Income tax expense	5,634	148	15,616	8,064
Net loss	(13,191)	(14,350)	(37,112)	(47,214)
Net (income) loss attributable to noncontrolling interests	55	(144)	(113)	(985)
Net loss attributable to ION	$(13,136)	$(14,494)	$(37,225)	$(48,199)
Net loss per share:
Basic	$(0.92)	$(1.02)	$(2.61)	$(3.41)
Diluted	$(0.92)	$(1.02)	$(2.61)	$(3.41)
Weighted average number of common shares outstanding:
Basic	14,320	14,209	14,272	14,131
Diluted	14,320	14,209	14,272	14,131

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31,
	2020	2019
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$37,486	$33,065
Accounts receivable, net	8,045	29,548
Unbilled receivables	11,262	11,815
Inventories, net	11,267	12,187
Prepaid expenses and other current assets	7,116	6,012
Total current assets	75,176	92,627
Deferred income tax asset, net	—	8,734
Property, plant and equipment, net	9,511	13,188
Multi-client data library, net	50,914	60,384
Goodwill	19,565	23,585
Right-of-use assets	35,501	32,546
Other assets	2,926	2,130
Total assets	$193,593	$233,194
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$143,731	$2,107
Accounts payable	33,418	49,316
Accrued expenses	16,363	30,328
Accrued multi-client data library royalties	21,359	18,831
Deferred revenue	3,648	4,551
Current maturities of operating lease liabilities	7,570	11,055
Total current liabilities	226,089	116,188
Long-term debt, net of current maturities	—	119,352
Operating lease liabilities, net of current maturities	38,372	30,833
Other long-term liabilities	222	1,453
Total liabilities	264,683	267,826
Deficit:
Common stock, $0.01 par value; authorized 26,666,667 shares; outstanding 14,333,101 and 14,224,787 shares at December 31, 2020 and 2019, respectively	143	142
Additional paid-in capital	958,584	956,647
Accumulated deficit	(1,011,516)	(974,291)
Accumulated other comprehensive loss	(19,913)	(19,318)
Total stockholders’ deficit	(72,702)	(36,820)
Noncontrolling interests	1,612	2,188
Total deficit	(71,090)	(34,632)
Total liabilities and stockholders' deficit	$193,593	$233,194

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities:
Net loss	$(13,191)	$(14,350)	$(37,112)	$(47,214)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization (other than multi-client library)	1,061	754	3,997	3,657
Amortization of multi-client data library	5,625	9,754	22,299	39,541
Impairment of multi-client data library	—	9,072	1,167	9,072
Impairment of goodwill	—	—	4,150	—
Stock-based compensation expense	406	965	2,043	4,701
Amortization of government relief funding expected to be forgiven	—	—	(6,923)	—
Provision for expected credit losses	2,413	—	2,413	—
Write-down of excess and obsolete inventory	378	517	378	517
Deferred income taxes	8,310	(692)	8,547	(1,940)
Change in operating assets and liabilities:
Accounts receivable	(1,457)	(5,380)	19,608	(3,265)
Unbilled receivables	(1,564)	19,283	(383)	32,055
Inventories	203	338	280	1,067
Accounts payable, accrued expenses and accrued royalties	(6,155)	(4,020)	(12,584)	(2,492)
Deferred revenue	1,453	(809)	(793)	(3,207)
Other assets and liabilities	(1,491)	(586)	2,072	1,658
Net cash provided by (used in) operating activities	(4,009)	14,846	9,159	34,150
Cash flows from investing activities:
Investment in multi-client data library	(7,406)	(7,579)	(27,247)	(28,804)
Purchase of property, plant and equipment	(256)	(1,139)	(1,121)	(2,411)
Net cash used in investing activities	(7,662)	(8,718)	(28,368)	(31,215)
Cash flows from financing activities:
Borrowings under revolving line of credit	250	25,000	27,250	40,000
Repayments under revolving line of credit	(250)	(25,000)	(4,750)	(40,000)
Payments on notes payable and long-term debt	(595)	(593)	(2,409)	(2,553)
Receipt of Paycheck Protection Program loan	—	—	6,923	—
Costs associated with debt issuance	(924)	—	(924)	—
Proceeds from employee stock purchases and exercise of stock options	—	141	—	141
Other financing activities	(14)	(479)	(322)	(1,134)
Net cash provided by (used in) financing activities	(1,533)	(931)	25,768	(3,546)
Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	(365)	(276)	136	(125)
Net increase (decrease) in cash, cash equivalents and restricted cash	(13,569)	4,921	6,695	(736)
Cash, cash equivalents and restricted cash at beginning of period	53,382	28,197	33,118	33,854
Cash, cash equivalents and restricted cash at end of period	$39,813	$33,118	$39,813	$33,118

The following table is a reconciliation of cash, cash equivalents and restricted cash (In thousands):

	December 31,
	2020	2019
Cash and cash equivalents	$37,486	$33,065
Restricted cash included in prepaid expenses and other current assets	2,327	53
Total cash, cash equivalents, and restricted cash shown in statements of cash flows	$39,813	$33,118

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT INFORMATION

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019		2020		2019
Net revenues:
E&P Technology & Services:
New Venture	$3,458	$6,794		$10,798		$31,188
Data Library	13,707	16,817		65,790		71,847
Total multi-client revenues	17,165	23,611		76,588		103,035
Imaging Services and Reservoir Services	2,769	6,100		15,179		22,543
Total	19,934	29,711		$91,767		125,578
Operations Optimization:
Optimization Software & Services	3,326	5,492		$14,137		23,140
Devices	4,035	7,506		16,770		25,961
Total	7,361	12,998		$30,907		49,101
Total net revenues	$27,295	$42,709		$122,674		$174,679
Gross profit (loss):
E&P Technology & Services	$4,341	$(414)	(a)	$29,243	(a)	$35,699	(a)
Operations Optimization	3,099	5,653		12,414		24,323
Total gross profit	$7,440	$5,239		$41,657		$60,022
Gross margin:
E&P Technology & Services	22%	(1)%		32%		28%
Operations Optimization	42%	43%		40%		50%
Total gross margin	27%	12%		34%		34%
Income (loss) from operations:
E&P Technology & Services	$(669)	$(6,667)	(a)	$13,134	(a)	$8,833	(a)
Operations Optimization	(591)	2,381		(4,556)	(b)	8,189
Support and other	(3,019)	(5,541)		(23,167)		(41,481)
Loss from operations	(4,279)	(9,827)		(14,589)		(24,459)
Interest expense, net	(3,501)	(3,696)		(13,805)		(13,074)
Other income (expense), net	223	(679)		6,898	(c)	(1,617)
Loss before income taxes	$(7,557)	$(14,202)		$(21,496)		$(39,150)

(a)	Includes an impairment of multi-client data library of $1.2 million for the twelve months ended December 31, 2020 and $9.1 million for the three and twelve months ended December 31, 2019.
(b)	Includes impairment of goodwill of $4.2 million for the twelve months ended December 31, 2020.
(c)	Includes amortization of the government relief funding expected to be forgiven of $6.9 million for the twelve months ended December 31, 2020.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

Summary of Net Revenues by Geographic Area

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Latin America	$7,411	$12,934	$43,389	$64,627
Africa	10,413	12,293	27,132	28,203
Europe	2,537	4,467	17,950	22,102
Asia Pacific	3,971	5,412	16,696	18,321
North America	1,936	6,458	9,521	27,953
Middle East	817	983	3,187	7,347
Other	210	162	4,799	6,126
Total net revenues	$27,295	$42,709	$122,674	$174,679

Reconciliation of Adjusted EBITDA to Net Loss

(Non-GAAP Measure)

(In thousands)

(Unaudited)

The term EBITDA (excluding non-recurring items) represents net loss before net interest expense, income taxes, depreciation and amortization and other non-recurring charges such as impairment of long-lived assets. severance expenses and government relief. The term Adjusted EBITDA is EBITDA (excluding non-recurring items) but also excludes the impact of fair value adjustments related to the Company’s outstanding stock appreciation awards. EBITDA (excluding non-recurring items) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA (excluding non-recurring items) and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA (excluding non-recurring items) and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA (excluding non-recurring items) and Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020		2019	2020		2019
Net loss	$(13,191)		$(14,350)	$(37,112)		$(47,214)
Interest expense, net	3,501		3,696	13,805		13,074
Income tax expense	5,634	(a)	148	15,616	(a)	8,064
Depreciation and amortization expense	6,686		10,508	26,296		43,198
Impairment of multi-client data library	—		9,072	1,167		9,072
Impairment of goodwill	—		—	4,150		—
Severance expense	—		—	3,102		2,810
Amortization of government relief funding expected to be forgiven	—		—	(6,923)		—
EBITDA excluding non-recurring items	2,630		9,074	20,101		29,004
Stock appreciation rights (credit) expense	(1,541)		168	(2,493)		2,910
Adjusted EBITDA	$1,089		$9,242	$17,608		$31,914

(a)	Includes valuation allowance on our net deferred tax assets resulting from the going concern conclusion of $8.5 million for the three and twelve months ended December 31, 2020.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

Description of Special Items and Reconciliation of GAAP (As Reported) to Non-GAAP (As Adjusted) Measures

(Non-GAAP Measure)

(In thousands, except per share data)

(Unaudited)

The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and twelve months ended December 31, 2020 and 2019.

	Three Months Ended December 31, 2020				Three Months Ended December 31, 2019
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$27,295	$—		$27,295	$42,709	$—		$42,709
Cost of sales	19,855	—		19,855	37,470	(9,072)	(a)	28,398
Gross profit	7,440	—		7,440	5,239	9,072		14,311
Operating expenses	11,719	1,541	(b)	13,260	15,066	(168)	(b)	14,898
Loss from operations	(4,279)	(1,541)		(5,820)	(9,827)	9,240		(587)
Interest expense, net	(3,501)	—		(3,501)	(3,696)	—		(3,696)
Other income (expense), net	223	—		223	(679)	—		(679)
Income tax expense (benefit)	5,634	(8,492)	(c)	(2,858)	148	445	(a)	593
Net loss	(13,191)	6,951		(6,240)	(14,350)	8,795		(5,555)
Net income attributable to noncontrolling interests	55	—		55	(144)	—		(144)
Net loss attributable to ION	$(13,136)	$6,951		$(6,185)	$(14,494)	$8,795		$(5,699)
Net loss per share:
Basic	$(0.92)			$(0.43)	$(1.02)			$(0.40)
Diluted	$(0.92)			$(0.43)	$(1.02)			$(0.40)
Weighted average number of common shares outstanding:
Basic	14,320			14,320	14,209			14,209
Diluted	14,320			14,320	14,209			14,209

	Twelve Months Ended December 31, 2020				Twelve Months Ended December 31, 2019
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$122,674	$—		$122,674	$174,679	$—		$174,679
Cost of sales	81,017	(1,167)	(a)	79,850	114,657	(9,072)	(a)	105,585
Gross profit	41,657	1,167		42,824	60,022	9,072		69,094
Operating expenses	56,246	(4,759)	(b)	51,487	84,481	(5,720)	(b)	78,761
Loss from operations	(14,589)	5,926		(8,663)	(24,459)	14,792		(9,667)
Interest expense, net	(13,805)	—		(13,805)	(13,074)	—		(13,074)
Other income (expense), net	6,898	(6,923)	(d)	(25)	(1,617)	—		(1,617)
Income tax expense	15,616	(8,142)	(c)	7,474	8,064	445	(a)	8,509
Net loss	(37,112)	7,145		(29,967)	(47,214)	14,347		(32,867)
Net income attributable to noncontrolling interests	(113)	—		(113)	(985)	—		(985)
Net loss attributable to ION	$(37,225)	$7,145		$(30,080)	$(48,199)	$14,347		$(33,852)
Net loss per share:
Basic	$(2.61)			$(2.11)	$(3.41)			$(2.40)
Diluted	$(2.61)			$(2.11)	$(3.41)			$(2.40)
Weighted average number of common shares outstanding:
Basic	14,272			14,272	14,131			14,131
Diluted	14,272			14,272	14,131			14,131

(a)

Represents the impairment of multi-client data library of $1.2 million for the twelve months ended December 31, 2020 and $9.1 million and the related tax impact of $0.4 million for the three and twelve months ended December 31, 2019.

(b)

Represents impairment of goodwill of $4.2 million for the twelve months ended December 31, 2020, stock appreciation rights award (credit) expense and other related expenses, net, of $ (1.5) million and $ (2.5) million for the three and twelve months ended December 31, 2020, respectively, and $0.2 million and $2.9 million for the three and twelve months ended December 31, 2019, respectively. In addition, the twelve months ended December 31, 2020 and 2019 include severance expense of $3.1 and $2.8 million, respectively.

(c)
Represents a full valuation allowance on our net deferred tax assets of $8.5 million for the three and twelve months ended December 31, 2020 and the tax impact of $0.4 million related to impairment of multi-client data library for the twelve months ended December 31, 2020.

(d)	Represents amortization of the government relief funding expected to be forgiven of $6.9 million for the twelve months ended December 31, 2020.